Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement Form S-8 pertaining to the Seagate Technology Employee Stock Purchase Plan of our reports dated September 7, 2006, with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K) for the year ended June 30, 2006, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 12, 2006